Exhibit 99.1

FIRST HORIZON ANNOUNCES ADOPTION
OF A $20 MILLION SHARE REPURCHASE PROGRAM

ALPHARETTA, GA. (July 29, 2004) — First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced that is Board of Directors has adopted a share repurchase program, authorizing the purchase of up to $20 million of its outstanding shares of common stock over the next twelve (12) months in increments of up to $5 million per quarter.

First Horizon may conduct its purchases in the general market and in privately negotiated transactions.  The repurchase program does not require First Horizon to acquire any specific number of shares and may be terminated at any time.  In conjunction with this new repurchase program, the Company has terminated its existing share repurchase program, which was authorized last summer and which had approximately $2.3 million in authorized repurchases remaining when it was terminated.

First Horizon Background

                First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com